Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

HAMILTON ACQUISITION, INC.

as Buyer,

STRATUM HOLDINGS, INC.,

as Seller,

and

CYMRI, L.L.C.

March 11, 2008

i

4.4	Consents and Approvals	21
4.7	Investment Intent	21

ARTICLE 5	CONDITIONS TO THE CLOSING	22
5.1	Conditions to Buyer’s Obligation	22
5.2	Conditions to Seller’s and CYMRI’s Obligation	24

ARTICLE 6	COVENANTS	25
6.1	Further Assurances	25
6.2	Litigation Support	25
6.3	Release	25
6.4	Continued Existence/Reserve Account	25
6.5	Accounts Receivable Aging	26
6.6	Preparation of Tax Returns; Payment of Taxes	26
6.7	Cooperation with Respect to Tax Returns	29
6.8	Tax Sharing Agreements	29
6.9	Sterling Bank Account	29

ARTICLE 7	SURVIVAL AND INDEMNIFICATION	29
7.1	Survival of Representations and Warranties	29
7.2	Indemnification Obligations of Seller	29
7.3	Indemnification Obligations of Buyer	30
7.4	Limitations on Indemnification	31
7.5	Third Party Claims	31

ARTICLE 8	MISCELLANEOUS	32
8.1	Public Announcements	32
8.2	Transaction Expenses	32
8.3	Amendments	32
8.4	Successors and Assigns	32
8.5	Governing Law	32
8.6	Notices	32
8.7	Schedules and Exhibits	33
8.8	Termination of Certain Pre-Closing Agreements	34
8.9	Counterparts	34
8.10	No Third Party Beneficiaries	34
8.11	Headings	34
8.12	Entire Agreement	34
8.13	Severability	34
8.14	Construction	34
8.15	Cumulative Remedies	34

ii

EXHIBITS AND SCHEDULES

Exhibit A	Decca Non-competition Agreement
Exhibit B	Decca Option Agreement
Exhibit C	Escrow Agreement
Exhibit D	Non-competition Agreement
Exhibit E	Sublease Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Triumph MOU
Exhibit H	Opinion of Seller’s Legal Counsel
Exhibit I	Opinion of Buyer’s Legal Counsel

Exhibit 2.2	Purchase Price Calculation
Exhibit 5.1(e)	MSA Amendments
Exhibit 5.1(f)	MSA Agreements

Disclosure Schedule

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of March 11, 2008, by and among Hamilton Acquisition, Inc., a Delaware corporation (“Buyer”), Stratum Holdings, Inc., a Nevada corporation (“Seller”), and CYMRI, L.L.C., a Nevada limited liability company (“CYMRI”).

BACKGROUND

A.                                   Seller owns all of the issued and outstanding capital stock of Petroleum Engineers, Inc., a Louisiana corporation (the “Company”), which, as of the date hereof, consists of 2,040 issued and outstanding shares of common stock (the “Securities”).

B.                                     The parties desire to enter into this Agreement pursuant to which Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Securities.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

“2007 and 2008 State Income Tax Returns of PEI” has the meaning set forth in Section 6.6(b).

“Annual Financial Statements” has the meaning set forth in Section 3.6.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble.

“Cantrell” means Franklin M. Cantrell, Jr.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the background.

“Company Material Adverse Effect” means, as to the Company, any change, event, effect, claim, circumstance or matter that (individually or in the aggregate with all other changes, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to the business, condition (financial or otherwise), operations, results of operations, liabilities, or prospects of the business of the Company, or to the ability of the Company to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred a Company Material Adverse Effect: (i) any adverse change or development resulting from conditions affecting the United States or any foreign economy generally; or (ii) any change required by any amendment to applicable accounting requirements or principles applicable to the Company.

“CYMRI” has the meaning set forth in the preamble.

“CYMRI Merger Agreement” means the Agreement and Plan of Merger, dated May 23, 2006, by and among Seller, CYMRI, The Cymri Corporation, Larry M. Wright, Cantrell, Robert G. Wonish and Michael W. Hopkins.

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses (without giving effect to the Company Material Adverse Effect or other materiality qualification or any similar qualification).

“Debt” means (i) indebtedness for borrowed money, (ii) indebtedness secured by any Lien on property owned whether or not the indebtedness secured has been assumed, (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP, (v) “earnouts” and similar payment obligations, (vi) guarantees with respect to liabilities of a type described in any of clauses (i) through (v) above, and (vii) interest, penalties, premiums, fees and expenses related to any of the foregoing; provided that, for the purposes of Sections 2.2(ii), 2.3(b) and 3.27, this definition shall not include the indebtedness represented by the PEI Insurance Finance Agreement.

“Decca” means Decca Consulting Ltd., an Alberta corporation.

“Decca Non-competition Agreement” means the Non-competition Agreement to be entered into at the Closing by Seller, the Company, Decca and Buyer, in substantially the form attached as Exhibit A.

“Decca Option Agreement” means the Option Agreement to be entered into at the Closing by Seller, Decca and Buyer, in substantially the form attached as Exhibit B.

“Deferred Compensation Plan” has the meaning set forth in Section 3.16(a).

“Disclosure Schedule” means the disclosure schedule prepared by Seller attached to this Agreement, which sets forth the exceptions to the representations and warranties contained in Articles 3 and certain other information called for by this Agreement.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement of any kind.

“Environmental Laws” means all Legal Requirements concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated byphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by the Escrow Agent, Buyer and Seller, in substantially the form attached as Exhibit C.

“Escrow Amount” means $1,600,000.

“Estimated Pre-Closing State Tax Liability” has the meaning set forth in Section 2.2(v).

“Financial Statements” has the meaning set forth in Section 3.6.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Government Entity” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi governmental authority of any nature; (iv) multi-national organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Income Tax” means any federal, state, local or foreign income and franchise tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Indemnified Party” means a party who is seeking indemnification under Section 7.2 or 7.3.

“Indemnifying Party” means a party from whom indemnification is being sought under Section 7.2 or 7.3.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all of the following: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together will all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and brand names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) copyrightable works, copyrights, and all applications, registrations and renewals in connection therewith; (iv) trade secrets, confidential information, and know-how (including customer and independent contractor lists); (v) computer software (including all code, data, databases and related documentation), and (vi) all other proprietary rights.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Latest Balance Sheet” has the meaning set forth in Section 3.6.

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Legal Requirement” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Government Entity.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, assessment, deed of trust, lease, adverse claim, levy, restriction on transfer, any conditional sale or title retention agreement, or other security interest.

“Majority Shareholder” means each of Frederick A. Huttner, Larry M. Wright, Michael W. Hopkins, Robert G. Wonish, Clarence J. Downs, and Richard A. Piske III.

“Material Contracts” has the meaning set forth in Section 3.18(a).

“Material Customer” means a customer of the Company that is one of the twenty largest customers based on the net revenue of the Company for either of the fiscal years ended December 31, 2006 or December 31, 2007.

“Non-competition Agreement” means the Non-competition Agreement to be entered into at the Closing by Buyer, the Company, Seller, CYMRI, the Majority Shareholders and such employees of the Company required by Buyer in its sole discretion in substantially the form attached as Exhibit D.

“PEI Insurance Finance Agreement” means the Premium Finance Agreement, Disclosure Statement and Security Agreement made as of July 12, 2007 by the Company in favor of AICCO, Inc.

“Permits” has the meaning set forth in Section 3.22.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, an estate, a labor union, or a Government Entity.

“Post-Closing Tax Period” means any Taxable period beginning on the day after the Closing Date, and, with respect to any Taxable period beginning before and ending after the Closing Date, means the portion of such Taxable period commencing on the day after the Closing Date.

“Pre-Closing State Tax Liability” has the meaning set forth in Section 6.6(f).

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date, and, with respect to any Taxable period beginning before and ending after the Closing Date, means the portion of such Taxable Period through the end of the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2.

“Reserve Account” has the meaning set forth in Section 6.4.

“Reserve Tax Liabilities” has the meaning set forth in Section 6.4.

“Sale of CYMRI” means (i) the sale, transfer or other disposition (including a stock sale, merger or similar transaction) by Seller of more than fifty percent (50%) of its equity interest in CYMRI to any Person, or (ii) a sale, lease, transfer or other disposition of all or substantially all of the assets of CYMRI to any Person.

“Securities” has the meaning set forth in the background.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Transaction Expenses” has the meaning set forth in Section 2.2(vi).

“Seller’s Knowledge” means the actual knowledge of the officers, directors and managers of Seller and CYMRI after due inquiry and reasonable investigation. For purposes of this Agreement, “due inquiry and reasonable investigation” means the knowledge that Seller’s and CYMRI’s officers and directors would reasonably be expected to obtain by reviewing with each key employee of Seller or the Company, the representations and warranties set forth in this Agreement which are applicable to the duties performed by such key employee or contractor on behalf of Seller or the Company.

“Straddle Period” has the meaning set forth in Section 6.6(e).

“Sublease Agreement” means the Sublease Agreement to be entered into at the Closing between the Company and Triumph in substantially the form attached as Exhibit E.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise (including taxes under Section 409A of the Code), severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, goods and services, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and any liability as a result of being a Person required by law to withhold or collect taxes imposed on another Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including any schedule or attachment thereto, and any amendment thereof).

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Documents” means this Agreement, the Decca Non-competition Agreement, the Decca Option Agreement, the Escrow Agreement, the Non-competition Agreement, the Sublease Agreement, the Transition Services Agreement and the Triumph MOU.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing by the Company and Seller, in substantially the form attached as Exhibit F.

“Triumph” means Triumph Energy, Inc., a Louisiana corporation.

“Triumph MOU” means the Memorandum of Understanding to be entered into at the Closing by the Company and Triumph, in substantially the form attached as Exhibit G.

ARTICLE 2

PURCHASE AND SALE OF SECURITIES

2.1                                 Purchase and Sale.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase the Securities from Seller, and Seller agrees to sell the Securities to Buyer.

2.2                                 Purchase Price.  The aggregate purchase price for the Securities (the “Purchase Price”) equals the sum of:

(i)                                     $15,000,000;

(ii)                                  minus the amount of Debt of the Company as of the Closing, which is set forth on Exhibit 2.2;

(iii)                               minus the amount of all distributions, bonus payments, and all other contractual payments due or earned by employees of the Company (other than normal periodic compensation payments and any incentive plans put into place by Buyer) as of, or resulting from, the Closing, which is set forth on Exhibit 2.2;

(iv)                              minus the amount of all Liabilities of the Company as of the Closing Date that are (A) outstanding more than 60 days on the Closing Date or (B) not incurred in the ordinary course of business, which is set forth on Exhibit 2.2;

(v)                                 minus $100,000, which represents the estimated Liability of the Company for state Income Taxes in Texas, Louisiana and Mississippi for taxable periods ending in 2007, and the pre-Closing portion of such Liability for the taxable period of the Company ending in 2008 that has not been paid as of the Closing Date (the “Estimated Pre-Closing State Tax Liability”); and

(vi)                              minus the aggregate amount of fees and expenses owing by Seller, CYMRI or the Company in connection with the transactions contemplated by this Agreement in the amounts indicated on Exhibit 2.2 (the “Seller Transaction Expenses”).

2.3                                 Payment of the Purchase Price and Other Amounts.  At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Section 5:

(a)                                  Purchase Price.  Buyer will pay the Purchase Price as follows:

(i)                                     Escrow Amount.  Buyer will deliver the Escrow Amount to the Escrow Agent by wire transfer or delivery of other immediately available funds to an account designated by the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement.

(ii)                                  Cash Consideration.  Buyer will deliver to Seller an amount of cash equal to the Purchase Price less the Escrow Amount by wire transfer or delivery of other immediately available funds to the accounts designated by Seller in writing to Buyer.

(b)                                 Debt.  On behalf of the Company, and at the direction of Seller, Buyer shall deliver payment to the appropriate parties in respect of the Debt of the Company as of immediately prior to Closing, if any, pursuant to payoff letters or invoices delivered by such parties to Seller, Buyer and the Company, which are in form and substance reasonably satisfactory to Buyer.

(c)                                  Seller Transaction Expenses.  On behalf of the Company and Seller, and at the direction of Seller, Buyer will deliver payment of the Seller Transaction Expenses to the Persons identified on Exhibit 2.2 for which Buyer has received a release of Seller and the Company from such parties (in a form acceptable to the Buyer in its sole discretion) at or prior to the Closing, by wire transfer or delivery of other immediately available funds to the accounts designated by Seller.

2.4                                 The Closing.  The closing of the purchase and sale of the Securities and the transactions relating thereto (the “Closing”), will take place on the date hereof simultaneously with the execution and delivery by the parties of this Agreement.  The date and time of the Closing is the “Closing Date.”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND CYMRI

Except as otherwise set forth on the Disclosure Schedule, CYMRI and Seller, jointly and severally, represent and warrant to Buyer as follows:

3.1                                 Organization, Power and Authorization.

(a)                                  Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Seller has the corporate power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Seller has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Seller’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by Seller.  Upon the consummation of the transactions contemplated by the Transaction Documents and immediately after the Closing, Seller will be solvent and will be able to continue to pay its Liabilities in the ordinary course of business.

(b)                                 CYMRI is a limited liability company duly organized, validly existing and in good standing under the laws of Nevada, and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  CYMRI has the organizational power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  CYMRI has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  CYMRI’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by CYMRI.

(c)                                  The Company is a corporation, duly organized, validly existing and in good standing under the laws of Louisiana.  The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  The Company has the corporate power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  The Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Company.

3.2                                 Binding Effect and Noncontravention.

(a)                                  This Agreement has been duly executed and delivered by Seller and CYMRI and constitutes, and each other Transaction Document to which Seller, CYMRI or the Company is a party when executed and delivered will constitute, a valid and binding obligation of Seller, CYMRI or the Company, as the case may be, enforceable against Seller, CYMRI or the Company in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)                                 The execution, delivery and performance of the Transaction Documents by Seller, CYMRI and the Company does not (i) violate any Legal Requirement to which Seller, CYMRI or the Company is subject or any provision of its charter or bylaws or equivalent organizational documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller, CYMRI or the Company is a party or by which Seller or the Company is bound or to which Seller’s, CYMRI’s or the Company’s assets are subject, (iii) result in the creation of any Lien on the Securities or the assets of the Company, or (iv) require any authorization, consent, approval or notice by or to any Person.

3.3                                 Brokers.  Neither Seller nor the Company has retained any broker in connection with the transactions contemplated by this Agreement and neither the Company nor Buyer will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Seller or the Company.

3.4                                 Capitalization.  Seller holds of record, owns beneficially, and has good and marketable title to the Securities, free and clear of all Liens.  The authorized capital stock of the Company consists of 2,500 shares of common stock, having no par value per share, of which 2,040 are issued and outstanding.  All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

3.5                                 Subsidiaries.  The Company currently has no subsidiaries, and the Company has not had in the past, any investment, equity, or ownership interest (whether controlling or not) of any kind in any other Person.  The Company is not engaged in any joint venture or partnership with any other Person.

3.6                                 Financial Statements.  The Disclosure Schedule contains the following financial statements (the “Financial Statements”):  (i) the Company’s respective stand-alone balance sheet and related statement of income for the calendar years ended December 31, 2005 and December 31, 2006 (the “Annual Financial Statements”); (ii) the Company’s respective interim stand-alone balance sheet and related statement of income for the eight month period ended August 31, 2007 (the “Interim Financial Statements”); and (iii) for each month after August 31, 2007 through January 31, 2008, the Company’s interim stand-alone balance sheet for such month (the most recent such balance sheet being the “Latest Balance Sheet”) along with the Company’s related statement of income for such month and the year-to-date period.  The Financial Statements have been prepared in accordance with GAAP applied on a materially consistent basis for the periods covered thereby and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations for the periods specified.

3.7                                 Subsequent Events.

(a)                                  Since August 31, 2007:

(i)                                     there has been no event or occurrence which has had a Company Material Adverse Effect,

(ii)                                  the Company has conducted its business only in the ordinary course of business; and

(iii)                               the Company has not:

(A)                              entered into any agreement, contract, lease, or license either involving more than $25,000 or outside the ordinary course of business;

(B)                                accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license either involving more than $25,000 or outside the ordinary course of business (or had any other party thereto take such action);

(C)                                imposed or granted any Lien on any of its assets;

(D)                               made any capital expenditures or commitments therefore either involving more than $25,000 (in the aggregate) or outside the ordinary course of business;

(E)                                 made any capital investment in, any loan to, or any acquisition of the securities or other assets of, any Person either involving more than $25,000 (individually or in the aggregate) or outside the ordinary course of business;

(F)                                 incurred any Debt other than periodic draw downs on the Company’s credit facility with Wells Fargo Bank, National Association in the ordinary course of business;

(G)                                delayed or postponed the payment of accounts payable or other Liabilities outside the ordinary course of business;

(H)                               cancelled, compromised, waived, or released any right or claim either involving more than $25,000 (individually or in the aggregate) or outside the ordinary course of business;

(I)                                    sold, assigned, transferred, or licensed any Intellectual Property;

                                                                                                (J)                                   issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(K)                               accelerated or modified in any material respect the terms of any account receivable, changed any customer’s payment terms, changed any policies related to accounts receivable, or written off any account receivable;

(L)                                 experienced any material damage, destruction or loss to its assets (whether or not covered by insurance);

(M)                            made any changes in any material employee compensation, benefits, severance or termination agreement other than routine salary increases in the ordinary course of business;

(N)                               received any formal or actual notice from any customer with respect to any warranty claims, termination of contracts or work orders, or disputes as to billed fees in excess of $25,000; or

(O)                               agreed to do any of the foregoing.

(b)                                 Since January 31, 2008, the Company has not (i) declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock; (ii) purchased or redeemed any shares of capital stock; or (iii) made any cash payments or transfers to any affiliate of the Company.

3.8                                 Title to Assets.  The Company has good and marketable title to, or a valid leasehold interest in, the assets used in the conduct of its business, that are reflected on the Latest Balance Sheet, or acquired since the date thereof, free and clear of all Liens, except assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet.

3.9                                 Compliance With Laws.  The Company has complied in all material respects with all applicable Legal Requirements, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company alleging any failure to so comply.

3.10                           Undisclosed Liabilities.  The Company has no Liability except for (i) Liabilities set forth on the face of the Latest Balance Sheet, and (ii) Liabilities which have arisen after the date thereof in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

3.11                           Tax Matters.

(a)                                  The Company has filed all Tax Returns which it was required to file by all Legal Requirements.  All such Tax Returns are true, correct and complete and were prepared in compliance with all Legal Requirements.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

(b)                                 No audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.  The Company has not received from any Government Entity any (i) notice indicating an intent to open an audit or other review, (ii) request for additional information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any Tax.  The Company has not waived or extended any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency.

(c)                                  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law).  The Company is not a party to or bound by any tax allocation or sharing agreement.  The Company has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company).  The Company has no Liability for the Taxes of any Person under Treasury Regulation Section §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(d)                                 The unpaid Taxes of the Company (i) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability set forth on the face of the Latest Balance Sheet, and (ii) do not exceed that reserve as adjusted to reflect operations thereafter in accordance with past practice.  Since the Latest Balance Sheet, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(e)                                  Every Person who has provided service to the Company or any other Person at the request of the Company has been properly classified by the Company as an employee or independent contractor in compliance with all Legal Requirements.

3.12                           Environmental Matters.  The Company has complied in all material respects with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company alleging any failure to so comply.  The Company has obtained and is in compliance with all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Leased Real Property and/or the operation of its business; and all such permits, licenses and other authorization are set forth on the Disclosure Schedule.  The Company has not received any notice from any Government Entity of any actual or alleged violations or Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws.  The Company has not assumed or otherwise become subject to any Liability, including any investigatory, remedial or corrective obligations, of any other Person arising under Environmental Laws.  The Company has provided Buyer with all environmental audits, reports and other material environmental documents relating to the Company’s past or current properties, facilities and operations.

3.13                           Intellectual Property.

(a)                                  The Company owns or has a valid right to use all Intellectual Property that it uses in the conduct of its business.  Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on the same terms and conditions immediately after the Closing.  The Company has taken all action necessary and desirable to maintain and protect each item of Intellectual Property that it owns or uses.

(b)                                 The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Person, and the Company has not received any charge, complaint, claim, demand or notice alleging any of the foregoing.  To Seller’s Knowledge, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(c)                                  Set forth on the Disclosure Schedule are all of the following that are owned or used by the Company: (i) patents and patent applications; (ii) registered trademarks and applications to register trademarks; (iii) registered copyrights and applications to register copyrights; (iv) all Intellectual Property owned by any other Person (and all licenses, sublicenses, grants, or other agreements related thereto); (v) all computer software and databases; and (vi) any other Intellectual Property that is material to the Company’s business.

3.14                           Real Estate.

(a)                                  The Company does not own any real property.

(b)                                 Set forth on the Disclosure Schedule is a list of all real property leased by the Company (the “Leased Real Property”) and each lease pursuant to which the Company leases the Leased Real Property.  The Company has provided to Buyer a true, correct and complete copy of each such lease.  Each such lease is a valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).  The Company is not, and, to Seller’s Knowledge, no other Person is, in violation or breach of or default under any such lease.  The transactions contemplated by this Agreement do not require the consent of any party to any such lease, will not result in a violation or breach of or default under any such lease, and will not otherwise cause any such lease to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing.

(c)                                  To Seller’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation, walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection security and surveillance systems, and telecommunications, computer, wiring and cable installations), included in the Leased Real Property are in good condition and repair and sufficient for the operations of the Company’s businesses.

3.15                           Litigation.  The Disclosure Schedule (i) describes all outstanding injunctions, judgments, orders, decrees, rulings, or charges related to the Company, (ii) describes all actions, suits, proceedings, hearings, investigations, arbitrations, and other legal or administrative proceedings to which the Company is a party or, to Seller’s Knowledge, threatened to be made a party, and (iii) indicates if any of such matters, if determined adversely to the Company, could reasonably be expected to subject the Company to Liabilities in excess of $50,000.  There is no reason to believe that any action, suit, proceeding, hearing, investigation, arbitration, or other legal or administrative proceeding may be brought or threatened against the Company or that there is any reasonable basis for any of the foregoing.  The Disclosure Schedule describes all reported incidents of which Seller has Knowledge involving the Company that could reasonably be expected to result in any claim being made against the Company.

3.16                           Employee Benefits.

(a)                                  The Disclosure Schedule lists each Employee Benefit Plan that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability.

(i)                                     Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered, in all material respects, in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement and all Legal Requirements.

(ii)                                  All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met, in all material respects, with respect to each such Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) subject to COBRA.

(iii)                               All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such employee pension benefit plan or funds have been reserved and set aside in an amount sufficient to satisfy such contributions.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an employee welfare benefit plan.

(iv)                              Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.  Each such Employee Benefit Plan has been timely amended to reflect the provisions of any and all Legal Requirements in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired, and there are no plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2006-27 with respect to any such Employee Benefit Plan.

(v)                                 There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any such Employee Benefit Plan.  No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened.  To Seller’s Knowledge, there is no basis for any such action, suit, proceeding, hearing, or investigation.

(vi)                              The Company has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, service or investment agreements, most recent testing information, list of assets and other funding arrangements which implement each such Employee Benefit Plan.

(vii)                           The Disclosure Schedule lists each such Employee Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations (including IRS Notice 2005-1)) for the Company or any ERISA Affiliate (the “Deferred Compensation Plans”).  Each Deferred Compensation Plan (i) complies, in all material respects, with requirements of Section 409A of the Code and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of applicable regulations, and has not been materially modified since October 3, 2004, or (iii) may, without the consent of any service provider or other Person and without any Liability to the Company or any ERISA Affiliate other than for the payment of benefits due thereunder, the full amount of which has been reflected on the Latest Balance Sheet, be amended or terminated to comply with or to be exempt from, the requirements of Section 409A of the Code and regulations promulgated thereunder.

(b)                                 Neither the Company nor any ERISA Affiliate maintains, contributes to, has any obligation to contribute to, or has (or has ever had during the six years prior to the Closing Date) any Liability under or with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA).  Neither the Company nor any ERISA Affiliate maintains or contributes (or has ever maintained or contributed during the six years prior to the Closing Date) or has any Liability under a plan subject to Section 412 of the Code.

(c)                                  The Company does not maintain, contribute to or have any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Company (or any spouse of other dependent thereof) other than in accordance with COBRA or a similar state law.  Set forth on the Disclosure Schedule is a list of all Persons who are receiving COBRA benefits through the Company or any ERISA Affiliate and a list of all employees of the Company who are currently on leave.

3.17                           Insurance.  The Disclosure Schedule contains a list of each insurance policy, bond or other form of insurance maintained by the Company (the “Insurance Policies”).  With respect to each Insurance Policy:  (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms immediately following the consummation of the transactions contemplated hereby; (iii) the Company nor, to Seller’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) no party to the policy has repudiated any provision thereof; and (v) the Company has provided to Buyer a true, correct and complete copy of the policy.

3.18                           Contracts.

(a)                                  The Disclosure Schedule contains a list of each of the following contracts, agreements or other arrangements to which the Company is a party or by which any of its assets or properties is bound (the “Material Contracts”):

(i)            master services agreement with a Material Customer;

(ii)           consulting agreement or work agreement that involves the performance of services for, or delivery of goods or materials to, the Company that (A) resulted in expenses to the Company in excess of $50,000 for the calendar year ending December 31, 2007 or (B) is reasonably expected to result in expenses to the Company in excess of $50,000 after the Closing Date;

(iii)          other than the agreements described in Section 3.18(a)(i) above, any agreement that involves the performance of services or delivery of goods or materials by the Company that (A) resulted in revenue to the Company in excess of $50,000 for the calendar year ending December 31, 2007 or (B) is reasonably expected to result in revenue to the Company in excess of $50,000 after the Closing Date;

(iv)          other than the agreements described in Section 3.18(a)(ii) above, any agreement that involves the performance of services for, or delivery of goods or materials to, the Company that (A) resulted in expenses to the Company in excess of $50,000 for the calendar year ending December 31, 2007 or (B) is reasonably expected to result in expenses to the Company in excess of $50,000 after the Closing Date;

(v)           collective bargaining agreement or other similar contract with any labor union;

(vi)                              agreement for the employment of any Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $100,000, or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(vii)                           agreement, guaranty or indenture relating to borrowed money or other Debt of the Company, or any Lien on any asset of the Company;

(viii)                        agreement that restricts in any respect the ability of the Company to engage in any line of business or compete with any Person;

(ix)                                joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(x)                                   lease or agreement under which the Company is (A) lessee of or holds or operates any tangible personal property owned by any other Person, except for any lease of tangible personal property under which the aggregate annual rental payments do not exceed $25,000, or (B) lessor of or permits any other Person to hold or operate any tangible property (real or personal) owned by the Company;

(xi)                                power of attorney granted by or to the Company;

(xii)                             agreement with any shareholder, director, officer, employee, agent or other affiliate of the Company (other than the agreements described in Section 3.18(a)(ii)) and 3.18(a)(vi);

(xiii)                          agreement not entered into the ordinary course of business;

(xiv)                         other agreement that (A) involves the payment or potential payment, pursuant to the terms of any such contract or agreement, to or by the Company of more than $25,000, and (B) cannot be terminated within 90 days after giving notice of termination without resulting in any cost or penalty to the Company; and

(xv)                            other agreement that is material to the Company or its business.

(b)                                 Each Material Contract and each other master service agreement to which the Company is a party is a valid and binding obligation of the parties thereto, enforceable against them in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).  Neither the Company nor, to Seller’s Knowledge, any other Person, is in violation or breach of or default under such Material Contract or master service agreement to which the Company is a party.  The Company has provided to Buyer a true, correct and complete copy of each written Material Contract and a written description of the material terms of each oral Material Contract.

(c)                                  The Company has provided to Buyer a true, correct and complete copy of (i) each Material Contract, (ii) each master service agreement to which the Company is a party or by which it is bound, (iii) the résumé of each consultant providing engineering services for or on behalf of the Company, and (iv) the billing history of each consultant providing engineering services for or on behalf of the Company for the fiscal year ended December 31, 2006 and the eight month period ended August 31, 2007.  To Seller’s Knowledge, no consultant that is performing or has performed engineering services for or on behalf of the Company has a claim against or dispute with the Company.  The Company has a valid and binding master service agreement with each Material Customer.  To Seller’s Knowledge, no Material Customer or material group of independent contractors intends to cease doing business with the Company or decrease the amount of business it does with the Company in any material respect.

3.19                           Employees.  The Company has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute.  To Seller’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.  To Seller’s Knowledge, no officer or executive manager of the Company has any plans to terminate his or her employment or independent contractor relationship with the Company or is a party to any agreement that materially and adversely affects the ability of such officer or executive manager to perform his or her duties with the Company.  There are no uninsured workers’ compensation claims pending or, to Seller’s Knowledge, threatened against the Company.  The qualifications for employment of each of the Company’s employees under applicable immigration laws have been reviewed by the Company and a properly completed Form I-9 is on file with the Company for each employee, as applicable.  The Company has complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and to Seller’s Knowledge, there is no reasonable basis for any claim that the Company is not in compliance with the terms thereof.  All employees and consultants of the Company are properly classified as such and the Company is not subject to any Liability for misclassification of such persons.  The Disclosure Schedule contains a list of the employees and contractors of the Company as of March 1, 2008.  None of such employees are or have been employees of either Seller or its affiliates, other than the Company, for a period of three months prior to Closing.

3.20                           Affiliate Transactions.  None of Seller, its affiliates, or any of the Company’s directors, officers, employees, or affiliates (i) has been involved in any business arrangement or relationship with the Company within the past 12 months, or (ii) owns any asset which is used in the business of the Company.

3.21                           Receivables.  All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims.

3.22                           Permits and Licenses.  The Disclosure Schedule contains a true and complete list of all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Government Entity to the Company (the “Permits”).  All of the Permits are currently effective and valid and they are sufficient to enable the Company to conduct its business in compliance with all Legal Requirements.  The execution, delivery or performance of this Agreement by the parties will not have any effect on the continued validity or sufficiency of the Permits, nor will any additional licenses, permits, certificates of authority, authorizations, approvals, registrations or similar consents be required by virtue of the execution, delivery or performance of this Agreement by the parties hereto to enable the Company to conduct its business.

3.23                           Tangible Assets.  The Company owns or leases all buildings, machinery, equipment, computers and related equipment, furniture, vehicles, and other tangible assets necessary for the conduct of its businesses.  Each such tangible asset is in good operating condition and repair (ordinary wear and tear excepted), and is suitable for the purposes for which it is used.

3.24                           Service Warranty.  To Sellers’ Knowledge, all services provided by the Company (or any Person for which the Company may be responsible, including independent contractors) have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability for replacement or repair thereof or other damages in connection therewith.

3.25                           Service Liability.  The Company has no Liability arising out of any injury to individuals or property as a result of any service provided by the Company (nor any Person for which the Company may be responsible, including independent contractors).

3.26                           Bank Accounts.  The Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

                                                3.27                           Debt, Liabilities, and Expenses.  Exhibit 2.2 sets forth, as of the Closing Date, (a) all of the Debt of the Company, (b) all of the Liabilities of the Company that are (i) outstanding more than 60 days on the Closing Date or (ii) not incurred in the ordinary course of business, (c) all payments and expenses described in Section 2.2(iii), and (d) all Seller Transaction Expenses.  Exhibit 2.2 sets forth all of the fees and expenses owing by Seller, CYMRI or the Company in connection with the transactions contemplated in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and CYMRI as follows:

4.1                                 Organization, Power and Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Buyer has the requisite power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Buyer has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the

Transaction Documents to which it is a party.  Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by Buyer.

4.2                                 Binding Effect and Noncontravention.

(a)                                  This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document to which Buyer is a party when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)                                 The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not (i) violate any Legal Requirement to which Buyer is subject or its charter or bylaws or equivalent organizational documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject, (iii) result in the creation of any Lien on any assets of Buyer, or (iv) require any authorization, consent, approval or notice by or to any Person.

4.3                                 Brokers.  Buyer has not retained any broker in connection with the transactions contemplated by this Agreement.  Neither Seller nor CYMRI will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Buyer.

4.4                                 Litigation.  Buyer (i) is not subject to any outstanding injunction, judgment, order or decree, and (ii) is not party to or, to Buyer’s knowledge, threatened to be made a party to, any proceeding, hearing, investigation, claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, which would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or otherwise perform its obligations under any Transaction Document to which it is a party.

4.5                                 Consents and Approvals.  No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

4.6                                 Investment Intent.  Buyer acknowledges that the Securities have not been registered under the Securities Act and that the Securities may not be resold absent such registration or unless an exemption therefrom is available.  The Buyer is acquiring the Securities for its own account, for investment purposes only and not with a view toward distribution thereof.  The Buyer qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

ARTICLE 5

CONDITIONS TO THE CLOSING

5.1                                 Conditions to Buyer’s Obligation.  Buyer’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)                                  Representations and Warranties.  Each representation and warranty set forth in Article 3 must be true and correct in all material respects at and as of the Closing as though then made; provided that any representation or warranty that specifically addresses matters only as of a certain date shall be true and correct in all material respects as of such date.

(b)                                 Proceedings.  There must not be any action, suit, or proceeding pending or threatened before any Government Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or prohibit the consummation of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) adversely affect the right of Buyer to own the Securities and to control the Company, or (iv) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge must be in effect).

(c)                                  Notices, Consents and Approvals.  All of the notices, consents and approvals required for the consummation of the transactions contemplated hereby, as set forth on the Disclosure Schedule pursuant to Section 3.2(b), must have been given or obtained.

(d)                                 Seller’s and CYMRI’s Closing Documents.  The following documents (duly executed as appropriate) must have been delivered to Buyer:

(i)                                     this Agreement;

(ii)                                  the Decca Non-competition Agreement;

(iii)                               the Decca Option Agreement;

(iv)                              the Escrow Agreement;

(v)                                 the Non-competition Agreement;

(vi)                              the Sublease Agreement;

(vii)                           the Transition Services Agreement;

(viii)                        the Triumph MOU;

(ix)                                a certificate (dated not more than 10 days prior to the Closing), as to the good standing of the Company in its jurisdiction of incorporation;

(x)                                   a certificate dated as of the Closing Date from Seller, signed by the Secretary thereof and in form and substance reasonably satisfactory to Buyer, certifying (A) that resolutions in the form attached to the certificate have been duly adopted by Seller’s board of directors and shareholders, as applicable, authorizing the execution of the Transaction Documents to which it is a party, (B) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of Seller, and (C) the authenticity of attached copies of the Articles of Incorporation and Bylaws (or other organizational documents) of the Company and Seller;

(xi)                                a certificate dated as of the Closing Date from CYMRI, signed by the Secretary thereof and in form and substance reasonably satisfactory to Buyer, certifying (A) that resolutions in the form attached to the certificate have been duly adopted by CYMRI’s board of managers, authorizing the execution of the Transaction Documents to which it is a party, (B) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of CYMRI, and (C) the authenticity of attached copies of the Certificate of Formation and operating agreement (or other organizational documents) of CYMRI;

(xii)                             a certificate dated as of the Closing Date signed by Seller in form and substance reasonably satisfactory to the Buyer certifying that the Company’s consolidated earnings before interest, taxes, depreciation, and amortization (after considering certain reasonable pro forma adjustments satisfactory to Buyer, in its discretion), for the latest 12 month period ending just prior to the Closing Date is at least $3,000,000;

(xiii)                          a certificate dated as of the Closing date signed by Seller and CYMRI in form and substance reasonably satisfactory to the Buyer certifying (A) the accuracy of the attached accounts receivable aging as of the Closing Date; (B) the accuracy of the accounts payable aging as of the Closing Date; (C) the cash balance of the Company as of the Closing Date; and (D) the balance of the prepaid insurance of the Company as of Closing Date.

(xiv)                         an opinion of the legal counsel to Seller as to the matters referred to on Exhibit H;

(xv)                            the certificates representing the Securities, endorsed in blank or accompanied by duly executed stock powers;

(xvi)                         the resignations of each director and officer of the Company, effective as of the Closing;

(xvii)                      an assignment of all of Seller’s and CYMRI’s rights related to the Company under the CYMRI Merger Agreement;

(xviii)                   estoppel certificates for the Leased Real Property, in form and substance reasonably satisfactory to Buyer; and

(xix)                           such other documents, certificates, instruments or opinions as Buyer may reasonably request, in form reasonably satisfactory to Buyer.

(e)                                  MSA Amendments.  The Company and each of the customers listed on Exhibit 5.1(e) must have entered into an amendment to each of the respective master services agreements in form and substance satisfactory to Buyer.

(f)                                    MSA Agreements.  The Company and each of the customers listed on Exhibit 5.1(f) must have entered into master services agreements in form and substance satisfactory to Buyer.

(g)                                 Releases.  Each of the Majority Shareholders, Cantrell, the holders of any Debt or Lien with respect to the Company and the Persons identified on Exhibit 2.2 to whom Seller Transaction Expenses were paid must have entered into an agreement releasing and discharging the Company and its assets from all claims and Liens in form and substance satisfactory to Buyer.

5.2                                 Conditions to Seller’s and CYMRI’s Obligation.  Seller’s and CYMRI’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)                                  Representations and Warranties.  Each representation and warranty set forth in Article 4 must be true and correct in all material respects at and as of the Closing as though then made.

(b)                                 Proceedings.  There must not be any action, suit, or proceeding pending or threatened before any Government Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or prohibit the consummation of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(c)                                  Buyer’s Closing Documents.  The following documents (duly executed as appropriate) must have been delivered to Seller:

(i)                                     this Agreement;

(ii)                                  the Escrow Agreement;

(iii)                               the Transition Services Agreement;

(iv)                              a certificate (dated not more than 10 days prior to the Closing), as to the good standing of Buyer in its jurisdiction of organization or incorporation;

(v)                                 a certificate dated as of the Closing Date from Buyer, signed by the Secretary thereof and in form and substance reasonably satisfactory to Seller certifying (A) that resolutions in the form attached to the certificate have been duly adopted by Buyer’s board of directors authorizing the execution of this Agreement and the other Transaction Documents to which it is a party, (B) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of Buyer, and (C) the authenticity of attached copies of the certificate of incorporation and bylaws of Buyer;

(vi)                              an opinion of the legal counsel to Buyer as to the matters referred to on Exhibit I; and

(vii)                           such other documents, certificates, instruments or opinions as Seller may reasonably request, in form reasonably satisfactory to Seller.

ARTICLE 6

COVENANTS

6.1                                 Further Assurances.  Buyer, Seller and CYMRI will take such further actions (including the execution and delivery of such further instruments and documents) as the other party may reasonably request to carry out the purposes of this Agreement.

6.2                                 Litigation Support.  From and after the Closing, in the event that and for so long as the Company is actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction arising on or prior to the Closing Date involving the Company or its operations, Seller and CYMRI agree to reasonably cooperate with Buyer and the Company.

6.3                                 Release.  Each of Seller and CYMRI, on behalf of itself and any Person claiming through or under it, whether derivatively or otherwise, releases and forever discharges the Company and its subsidiaries, shareholders, officers, directors, employees, agents, attorneys, affiliates, successors and assigns, and all of their respective assets, tangible and intangible, real and personal from all actions, causes of actions, suits, debts, sums of money, accounts, or other claims or demands whatsoever, in law, equity or otherwise, whether fixed or contingent, known or unknown, which Seller or CYMRI ever had, now has or hereafter may have, upon or by reason of, or arising out of, any circumstance, agreement, event or matter occurring or existing on or prior to the Closing Date, except for the rights, liabilities and obligations arising out of, and the transactions contemplated by, this Agreement and the other Transaction Documents.

6.4                                 Continued Existence/Reserve Account.

(a)                                  On the Closing Date, Seller will deposit $1,500,000 in a separate cash deposit account (the “Reserve Account”).  Until such time as all Tax Liabilities of the Company or Seller that result from the operations up to and including the Closing Date of the Company or from the transactions contemplated herein (the “Reserve Tax Liabilities”) have been paid, Seller agrees (i) to maintain its corporate existence, (ii) to maintain the Reserve Account in accordance with this Section 6.4 and to not commingle the funds held in the Reserve Account and (iii) to ensure that the Reserve Account and the funds held therein remain free from any Lien that would restrict the Company from accessing any portion of such funds to satisfy its obligations under this Section 6.4 from time to time; provided, however, that if Seller does not consummate a Sale of CYMRI on or prior to December 31, 2008, Seller shall be entitled to withdraw $300,000 from the Reserve Account at any time after December 31, 2008 and utilize such funds in any manner without restriction.

(b)                                 During such times as the Reserve Tax Liabilities remain unpaid, within 15 days of the end each month, Seller will deliver to Buyer the bank statements of the Reserve Account and a record of the disbursements of the Reserve Account for the previous month.  Seller will give Buyer access to the books, records and other information of Seller and the Reserve Account to verify the balance and the disbursements of the Reserve Account and matters related thereto.

(c)                                  During such time as the Reserve Tax Liabilities remain unpaid, the Reserve Account will only be used to pay Reserve Tax Liabilities or indemnify Buyer for its payment of Tax Liabilities of Seller as provided for in this Agreement.  In the event there is a positive balance remaining in the Reserve Account after the payment of all the Reserve Tax Liabilities, Seller may utilize the remaining funds in any manner without restriction.

(d)                                 Seller acknowledges and agrees that any payment to Buyer for the indemnification of Tax Liabilities under this Agreement will be paid out of the Reserve Account until such account has a zero balance prior to any payment out of the funds escrowed pursuant to the terms of the Escrow Agreement.

6.5                                 Accounts Receivable Aging.  For a period of 270 days after the Closing Date, Buyer will deliver to Seller a quarterly aging of the accounts receivable of the Company that were outstanding as of the Closing Date.

6.6                                 Preparation of Tax Returns; Payment of Taxes.

(a)                                  Consolidated or Combined Tax Returns.  Seller will include the Company, or cause the Company to be included in, and will file or cause to be filed (at Seller’s expense), (i) the United States consolidated federal income Tax Returns of Seller or its affiliates for all taxable periods of the Company ending on or prior to the Closing Date (including, without limitation, the consolidated federal income Tax Return for the period ending on December 31, 2007 and the short period of the Company ending on the Closing Date) and (ii) where applicable, all other consolidated, combined or unitary Tax Returns of Seller and its affiliates for the taxable periods of the Company ending (or the portion of any taxable period ending) on or prior to the Closing Date, and will pay any and all Taxes due with respect to the returns referred to in clause

(i) or (ii) of this Section 6.6(a).  Seller will include any income, gain, loss, deduction or other tax item arising from or attributable to the transactions contemplated by this Agreement on its federal, state and local Income Tax Returns for the taxable period of Seller which includes the Closing Date and will pay all Taxes attributable thereto.  Seller also will file or will cause the Company to file (at Seller’s expense) all other Tax Returns of or which include the Company required to be filed (taking into account any extensions) on or prior to the Closing Date and will pay any and all Taxes due with respect to such Tax Returns.  All Tax Returns described in this Section 6.6(a) will be prepared in a manner consistent with prior practice of Seller unless otherwise required by applicable Legal Requirements.  Prior to filing the Tax Returns described in this Section 6.6(a), Seller will, no later than 15 Business Days prior to the due date of such Tax Returns (taking into account valid extensions of time in which to file such Tax Returns), submit copies of such Tax Returns and all supporting work papers and schedules to Buyer for its review and approval.  Any comments Buyer desires to make with respect to such Tax Returns will be provided to Seller in writing no later than five Business Days following receipt of such Tax Returns and all supporting work papers and schedules from Seller.  Seller will provide Buyer a final copy of any such Tax Returns.  Seller will cause such Tax Returns to be timely filed and all Taxes shown as due thereon to be timely and fully paid.

(b)                                 Certain State, Local and Foreign Income Tax Returns.  Except for the state income and franchise Tax Returns of the Company which are required to be filed in Texas, Louisiana and Mississippi for the taxable period of the Company ending on December 31, 2007 and in 2008 (the “2007 and 2008 State Income Tax Returns of PEI”), Seller will cause to be prepared (at Seller’s expense) all foreign, state and local Income Tax Returns of the Company for periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.  Buyer will cooperate with Seller in connection with Seller’s preparation of such Income Tax Returns, and will make available to Seller such books, records and other information necessary for the preparation of such Income Tax Returns.  Such Income Tax Returns will be prepared based on and consistent with tax accounting methods and principles used in preparing such Income Tax Returns for prior periods unless otherwise required by applicable Legal Requirements.  Prior to filing the Tax Returns described in this Section 6.6(b), Seller will, no later than 15 Business Days prior to the due date of such Tax Returns (taking into account valid extensions of time in which to file such Tax Returns), submit copies of such Tax Returns and all supporting work papers and schedules to Buyer for its review and approval.  Any comments Buyer desires to make with respect to such Tax Returns will be provided to Seller in writing no later than five Business Days following receipt of such Tax Returns and all supporting work papers and schedules from Seller.  Seller will provide Buyer will a copy of each such Income Tax Return within five Business Days of receipt of comments from Buyer incorporating any such comments Seller accepts.  Buyer will cause each such Income Tax Return to be timely filed following receipt thereof from Sellers.  Seller will be solely responsible for, and will pay to Buyer not later than five (5) Business Days prior to the due date for the payment thereof, all Taxes required to be paid with respect to such Income Tax Returns.

(c)                                  2007 and 2008 Tax Returns of PEI; Other Tax Returns.  Following the Closing Date, Buyer will be responsible for preparing or causing to be prepared (i) the 2007 and 2008 State Income Tax Returns of PEI and (ii) all federal, foreign, state and local Tax Returns required to be filed by the Company after the Closing Date other than the Tax Returns required to be prepared and/or filed by Seller pursuant to Sections 6.7(a) and 6.7(b).  Prior to filing the 2007 and 2008 State Income Tax Returns of PEI, Buyer will, no later than ten (10) Business Days prior to the due date of such Tax Returns (taking into account valid extensions of time in which to file such Tax Returns), submit copies of such Tax Returns and all supporting work papers and schedules to Seller for its review and approval.  Any comments Seller desires to make with respect to such Tax Returns will be provided to Buyer in writing no later than five (5) Business Days following receipt of such Tax Returns and all supporting work papers and schedules from Buyer.  Prior to filing such Tax Returns, Buyer will provide Seller a final copy of any such Tax Returns.  Buyer will cause such Tax Returns to be timely filed and, subject to receiving the payments from Seller referred to in Section 6.6(d), pay the Taxes shown as due thereon.

(d)                                 Payment of Taxes.  Not later than five Business Days before the due date for payment of Taxes with respect to any Tax Returns which Buyer has the responsibility to file, Seller will pay to Buyer an amount equal to that portion of the Taxes shown on such return for which Seller has an obligation to indemnify Buyer pursuant to the provisions of Section 7.2(b).

(e)                                  Allocation of Taxes.  For U.S. federal income tax purposes, the taxable year of the Company for 2008 will end as of the end of the day on the Closing Date and, with respect to all other Taxes, Seller and Buyer will, unless prohibited by applicable law, close the taxable period of the Company for 2008 as of the end of the day on the Closing Date.  Neither Seller nor Buyer will take any position inconsistent with the preceding sentence on any Tax Return.  In any case where applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), then Taxes will be allocated as follows:  (i) in the case of a Tax that is based on net or gross income, the amount of any Taxes of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, (ii) in the case of a tax that is based on a specific event or transaction, the amount of any Taxes for the Pre-Closing Tax Period or Post-Closing Tax Period will be determined based on the actual date of such event or transaction and (iii) the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  For Taxable periods ending on or prior to the Closing Date, the entire amount of Taxes with respect to such Taxable period (whether or not shown on the Tax Return) will be allocable to Seller.

(f)                                    Pre-Closing Tax Attributes.  All Tax refunds and credits of the Company attributable to the pre-Closing periods will be the property of Seller, and if received by Buyer or the Company such refunds and credits will be promptly delivered to Seller.  If it is determined that the Company’s Tax Liability for state Income Taxes in Texas, Louisiana and Mississippi for the taxable period ending in 2007 and the pre-Closing portion of such Liability for the taxable period ending in 2008 (the “Pre-Closing State Tax Liability”) is less than the Estimated Pre-Closing State Tax Liability, Buyer will pay to Seller the amount by which Estimated Pre-Closing State Tax Liability exceeds the Pre-Closing State Tax Liability.

6.7                                 Cooperation with Respect to Tax Returns.  Buyer and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.

6.8                                 Tax Sharing Agreements.  To the extent there are any, all Tax sharing agreements and arrangements between (i) the Company on the one hand, and (ii) Seller or any of its affiliates on the other hand, are terminated effective as of the Closing Date and have no further effect for any taxable year or period (whether a past, present or future year or period), and the Company does not have any additional payment obligations thereunder with respect to any period (whether a past, present or future period) in respect of the re-determination of Tax liabilities or otherwise.

6.9                                 Sterling Bank Account.  Seller and CYMRI will prompty deliver to the Company any and all checks and other payments received by Seller or CYMRI that belong to the Company including, without limitation, all payments for the Company received in [Sterling Bank Account No.             ] (the “Sterling Bank Account”).  Seller and CYMRI agree to work in good faith with Buyer and the Company to have the funds in the Sterling Bank Account automatically transferred to an account designated by the Company, including, without limitation, executing a letter of direction to transfer such funds and/or transfer such account to the Company.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1                                 Survival of Representations and Warranties.  All of the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of 24 months thereafter, except that (i) the representations and warranties in Sections 3.1 (Organization, Power and Authorization), 3.2 (Binding Effect and Noncontravention), and 3.4 (Capitalization) will survive forever, and (ii) the representations and warranties in Sections 3.11 (Tax Matters) and 3.16 (Employee Benefits) will survive until the expiration of the applicable statute of limitations established by law.

7.2                                 Indemnification Obligations of Seller and CYMRI.

(a)                                  General.  Seller and CYMRI agree, on a joint and several basis, to indemnify Buyer from and against any Damages that Buyer incurs as a result of, without duplication, (i) the breach of any of the representations and warranties made by Seller or CYMRI in this Agreement, (ii) the breach of any covenant made by Seller or CYMRI in this Agreement, (iii) any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement engaged by Seller, CYMRI or the Company, (iv) any inaccuracies in the amounts set forth in Exhibit 2.2 which, when corrected and taken together, result in a decrease in the Purchase Price; and (v) inaccuracies taken as a whole in the items included in the certificate delivered by Seller to Buyer under Section 5.1(d)(xiii).

(b)                                 Taxes.  Seller and CYMRI agree, on a joint and several basis, to indemnify Buyer from and against any Damages that Buyer incurs as a result of, without duplication, (i) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement, and (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring prior to the Closing Date, provided, however, that Seller’s and CYMRI’s obligation to indemnify Buyer pursuant to clause (i) of this Section 7.2(b) shall be reduced by the amount by which the Estimated Pre-Closing State Tax Liability exceeds the Pre-Closing State Tax Liability.  Seller and CYMRI agree, on a joint and several basis, to reimburse Buyer for any Taxes which are the responsibility of the Seller under this Section within 30 days after payment of such Taxes by Buyer or the Company unless otherwise required by this Agreement to reimburse Buyer at an earlier time, in which case Seller and CYMRI shall make such payments to Buyer at such earlier time.

(c)                                  Accounts Receivable.  In the event the accounts receivable of the Company as of the Closing Date that are not collected in full within 270 days of the Closing Date exceeds $60,000 in the aggregate, Seller agrees to pay the amount of such uncollected accounts receivable to the extent they exceed $60,000 in the aggregate to Buyer by wire transfer or delivery of other immediately available funds within ten days after receipt from Buyer of written notice of such fact; provided, however, the uncollected accounts receivable up to $60,000 in the aggregate for which no indemnity payment is required pursuant to this Section 7.2(c) shall be included in the calculation of Damages for purposes of Section 7.4(i) below.

(d)                                 Competition of Cantrell.  Seller and CYMRI agree, on a joint and several basis, to indemnify Buyer from and against any Damages that Buyer incurs as a result of any actions of Cantrell that would be a breach under the Non-competition Agreement had he executed such agreement as a Selling Party (as defined in the Non-competition Agreement).

(e)                                  Employee Benefits.  Seller and CYMRI agree, on a joint and several basis, to indemnify Buyer from and against any Damages that Buyer incurs arising out of any Employee Benefit Plan which relate to any event, transaction, action or omission occurring on or prior to the Closing Date, including without limitation, any liability arising out of an employee stock ownership plan, failure of any Employee Benefit Plan to comply with Legal Requirements, and any cost related to bringing any Employee Benefit Plan into compliance with Legal Requirements.

7.3                                 Indemnification Obligations of Buyer.  Buyer will indemnify Seller and CYMRI from and against any Damages that Seller and CYMRI incurs as a result of, without duplication, (a) the breach of any of the representations and warranties made by Buyer in this Agreement, (b) the breach of any covenant made by Buyer in this Agreement, and (c) any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement engaged by Buyer.

7.4                                 Limitations on Indemnification.  Seller and CYMRI will have no obligation to indemnify Buyer from and against any Damages resulting from any breach of any representation or warranty made by Seller or CYMRI in this Agreement (i) until the total of all such Damages exceeds $200,000 in the aggregate (at which point Seller and CYMRI will be obligated to indemnify Buyer from and against all such Damages relating back to the first dollar), and (ii) the maximum amount of indemnification payments Buyer will be entitled to receive from Seller and CYMRI for such Damages will be $2,000,000 in the aggregate; provided, however, that the foregoing limitations will not apply to (i) any breach of the representations and warranties made by Seller or CYMRI in Sections 3.1 (Organization, Power and Authorization), 3.2 (Binding Effect and Noncontravention), 3.4 (Capitalization) and 3.16 (Employee Benefits) or (ii) for clarification purposes, the obligations of Seller and CYMRI under Section 7.2(a)(ii), 7.2(a)(iii), 7.2(b), 7.2(c), 7.2(d), and 7.2(e).

7.5                                 Third Party Claims.

(a)                                  Notice.  If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 7.2 or 7.3 (a “Third Party Claim”), such Indemnified Party must give the Indemnifying Party from whom indemnification is sought written notice of such Indemnified Party’s claim for indemnification promptly after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)                                 Control of Defense; Settlement.  An Indemnifying Party, at its option, may defend the Indemnified Party against any Third Party Claim so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party for the Damages the Indemnified Party may suffer as a result of such Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Indemnifying Party is not a party to the Third Party Claim such that the Indemnified Party determines in good faith that joint representation would be inappropriate, and (iv) the Indemnifying Party diligently defends the Third Party Claim.  If the Indemnifying Party defends against the Third Party Claim, the Indemnified Party may participate in the defense and employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Party’s own expense.  The Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably).  If any of the conditions in clauses (i)-(iv) above become unsatisfied, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and the Indemnifying Party will be responsible for any Damages the Indemnified Party may suffer as a result of the Third Party Claim to the extent provided in this Article 7.

ARTICLE 8

MISCELLANEOUS

8.1                                 Public Announcements.  Seller, CYMRI and Buyer will not issue and press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the parties, which will not be unreasonably withheld.

8.2                                 Transaction Expenses.  Buyer, Seller and CYMRI will each bear their own respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  In addition, Seller will bear the Company’s costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.3                                 Amendments.  No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the party to be bound thereby.  No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any party.

8.4                                 Successors and Assigns.  All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties.  No party may assign this Agreement nor any of its rights, interests or obligations hereunder without the prior written consent of the other parties; provided, however, that Buyer may assign any or all of its rights, interests, and obligations hereunder (i) to one or more of its affiliates, (ii) for collateral security purposes to any lender providing financing to Buyer, the Company or any of their affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder, and (iii) to any subsequent purchaser of Buyer, the Company, or any material portion of their assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

8.5                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

8.6                                 Notices.  All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by facsimile with confirmation to the number specified below, personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to the address specified below, or at such address as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section.

If to Buyer:

Hamilton Acquisition, Inc.

Attention: CEO

2040 North Loop West, Suite 390

Houston, TX 77018

Facsimile: 713-956-0365

and

ShoreView Industries

Attention: Jeffrey A. Mudge

222 South Ninth Street, Suite 3230

Minneapolis, MN 55402

Facsimile: 612-436-0576

with a copy to:

Lindquist & Vennum P.L.L.P.

Attention: Dennis M. O’Malley and John D. Wambold

4200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Facsimile: 612-371-3207

If to Seller or CYMRI:

c/o Stratum Holdings, Inc.

Attention: Chairman/CEO

Three Riverway, Suite 1500

Houston, TX 77056

Facsimile: 713-973-6271

with a copy to:

Haynes and Boone, LLP

Attention: Bryce Linsenmayer

1221 McKinney Street, Suite 2100

Houston, TX 77010

Facsimile: 713-236-5540

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the second day after deposit with a reputable overnight courier service, as the case may be.

8.7                                 Schedules and Exhibits.  The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.  The Disclosure Schedule includes references to the particular Section of the Agreement that relates to each disclosure.  Any disclosure which may be applicable to another Section of this Agreement will be deemed to be made with respect to such other Section if reasonably apparent from the face of such disclosure, regardless of whether or not a specific cross reference is made thereto; provided, however, that no disclosure will be deemed adequate to disclose an exception to a representation or warranty unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

8.8                                 Termination of Certain Pre-Closing Agreements.  Effective as of the Closing, the Letter of Intent dated September 11, 2007, by and among Hamilton Engineering, Inc., Seller, the Majority Shareholders and Cantrell, will be terminated and of no further force or effect.

8.9                                 Counterparts.  The parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which will be an original and all of which together will constitute one and the same instrument.  Facsimile signatures shall be deemed to be and shall be treated for all purposes as original signature pages.

8.10                           No Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, no Person which is not a party will have any right or obligation pursuant to this Agreement.

8.11                           Headings.  The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

8.12                           Entire Agreement.  This Agreement (including the exhibits and schedules referred to herein) constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are terminated.

8.13                           Severability.  In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not effect any other provision of this Agreement.

8.14                           Construction. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.15                           Cumulative Remedies.  The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and will be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.  In addition, Buyer may set off any amount to which it may be entitled under this Agreement, including, without limitation, Article 7, against any amounts payable by Buyer or the Company under this Agreement or any other Transaction Document.  The exercise of this right by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement or any other Transaction Document.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

BUYER:		SELLER:

HAMILTON ACQUISITION, INC.		STRATUM HOLDINGS, INC.

By:	/s/ Charles R. Brown II	By:	/s/ D. Hughes Watler, Jr.
Its:	Chief Executive Officer	Its:	Chief Financial Officer

CYMRI:

CYMRI, L.L.C.

		By:	/s/ Kenneth L. Thomas
		Its:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]